     As filed with the Securities and Exchange Commission on June 23, 1997
                                                        Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

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                             SFX BROADCASTING, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                           --------------------------

          DELAWARE                                                                       13-3649750
(State or Other Jurisdiction of       150 East 58th Street, 19th Floor                (I.R.S. Employer
Incorporation or Organization)            New York, New York 10155                   Identification No.)
                                               (212) 407-9191
                            (Address, Including Zip Code, and Telephone Number,
                      Including Area Code, of Registrant's Principal Executive Offices)

                           --------------------------

                             ROBERT F.X. SILLERMAN
                        150 EAST 58TH STREET, 19TH FLOOR
                            NEW YORK, NEW YORK 10155
                                 (212) 407-9191
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                           --------------------------

                                   Copies to:

                            HOWARD M. BERKOWER, ESQ.
                                BAKER & MCKENZIE
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10122
                                 (212) 751-5700

                           --------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                  AMOUNT TO BE    AGGREGATE PRICE   AGGREGATE OFFERING      AMOUNT OF
        TITLE OF SHARES TO BE REGISTERED           REGISTERED       PER UNIT(1)           PRICE(1)       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share..  62,792 shares       $35.125          $2,205,569.00         $668.35
=========================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high ($35.375) and low ($34.875) prices of the Class A Common Stock on June 18, 1997, as reported by The Nasdaq Stock Market, Inc.'s National Market System.

                           --------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                  PROSPECTUS

                                   SFX LOGO

                     62,792 SHARES OF CLASS A COMMON STOCK

         This Prospectus relates to 62,792 shares (the "Offered Stock") of the Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), of SFX Broadcasting, Inc., a Delaware corporation (the "Company"), which may be distributed, sold or otherwise transferred from time to time by and for the account of the holders named herein (the "Selling Stockholders") and their permitted transferees, pledgees, donees and other permitted successors in interest. The Company will not receive any of the proceeds from any sale of the Offered Stock, but has agreed to bear certain costs relating to the registration, offer and sale of the Offered Stock (currently estimated to be $15,000), not including certain expenses such as commissions and discounts of dealers or agents. See "Selling Stockholders" and "Plan of Distribution."

         Pursuant to that certain Asset and Sale Purchase Agreement (the "Purchase Agreement") by and among Sunshine Promotions, Inc. ("Sunshine"), Sunshine Concerts, L.L.C., an indirect wholly-owned subsidiary of the Company (the "Buyer"), the Company and the stockholders of Sunshine, the Buyer purchased substantially all of the assets of Sunshine on June ___, 1997 (the "Acquisition"). In partial consideration for the assets acquired in the Acquisition, Buyer delivered to Sunshine, and Sunshine subsequently transferred to the Selling Stockholders, the Offered Stock. Pursuant to the Purchase Agreement, the Company agreed to cause to be registered under the Securities Act of 1933, as amended (the "Securities Act"), the resale of the shares of Class A Common Stock delivered to Sunshine and presently held by the Selling Stockholders. See "Selling Stockholders."

         The economic rights of shares of Class A Common Stock and shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of the Company are identical, but the voting rights differ in that each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is generally entitled to ten votes. See "Description of Common Stock." As of April 15, 1997, Robert F.X. Sillerman, a Director of the Company and the Executive Chairman of the Company, may be deemed to be the beneficial owner of approximately 56.0% of the combined voting power of the Company, and Mr. Sillerman and other members of management of the Company may be deemed to be the beneficial owners of approximately 57.7% of the combined voting power of the Company. See "Risk Factors--Control by Management."

         The Class A Common Stock is traded on The Nasdaq Stock Market, Inc.'s National Market System (the "Nasdaq National Market") under the symbol "SFXBA." On June 18, 1997, the last reported sales price of a share of Class A Common Stock on the Nasdaq National Market was $34.875.

         The shares of Offered Stock may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place through the Nasdaq National Market or any national securities exchange on which the Offered Stock is approved for listing in the future, including block trades or ordinary broker's transactions, through privately negotiated transactions, in accordance with Rule 144 under the Securities Act, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution."

         To the extent required, the specific shares of Offered Stock to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the shares of Offered Stock will be the purchase price thereof less commissions and discounts, if any, and other expenses of distribution not borne by the Company.

                         ----------------------------

         SEE "RISK FACTORS," BEGINNING ON PAGE 4 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.

                         ----------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------------------

                The date of this Prospectus is              , 1997.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Offered Stock. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a Web site (http://www.sec.gov) on the Internet that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. In addition, documents filed by the Company can be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

         (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

         (iii) the Company's Current Reports on Form 8-K dated January 17, 1997, January 21, 1997, January 22, 1997, January 27, 1997,
                April 15, 1997 and June 16, 1997 and the Company's Current Report on Form 8-K/A dated June 16, 1997; and

         (iv) the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-22486) filed with the Commission on September 27, 1993, as amended.

         All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of shares of Class A Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents or reports.

         Any statement contained in a document which is, or is deemed to be, incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes the previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document not specifically described above. Request for such documents should be directed to SFX Broadcasting, Inc., 150 East 58th Street, 19th Floor, New York, New York 10155, Attention: Timothy Klahs, Director of Investor Relations; telephone number (212) 407-9191.


                               TABLE OF CONTENTS

                                                                          PAGE

Available Information ......................................................2
Incorporation of Certain Documents By Reference.............................2
Risk Factors................................................................4
Description of Common Stock................................................10
Use of Proceeds............................................................12
Selling Stockholders.......................................................12
Plan Of Distribution.......................................................13
Legal Matters..............................................................13
Experts....................................................................13

                         ----------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

                                  RISK FACTORS

         An investment in the shares of Class A Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully, in addition to the other information contained in and incorporated in this Prospectus (including the financial statements and notes thereto), the following factors in connection with an investment in the shares of Class A Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. These risks and uncertainties include limitations on the consummation of acquisitions and dispositions, integration of acquired stations, leverage, limitations on the payment of dividends, regulation of radio broadcasting and other factors, and the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause such a difference include, but are not limited to, those discussed below, as well as those contained in the information incorporated by reference herein.

RISKS RELATED TO PENDING ACQUISITIONS AND DISPOSITIONS

         Consummation of the Company's pending acquisitions and dispositions is subject to a number of factors, certain of which are beyond the Company's control. In particular, consummation of the acquisitions and the dispositions is subject to the prior approval by the Federal Communications Commission (the "FCC") of the assignments or transfers of control of operating licenses issued by the FCC and the continued operating performance of the stations to be acquired or disposed such that there is no material adverse change in such stations that would prevent consummation of any such transactions and the prior approval of the lenders under the Company's senior credit facility. As a result of the elimination of the national ownership limits and the liberalization of the local ownership limits effected by the Telecommunications Act of 1996 (the "Telecom Act"), acquisitions and dispositions will be subject to antitrust review by the Federal Trade Commission and the Department of Justice, Antitrust Division (the "Antitrust Agencies"). The Antitrust Agencies have indicated their intention to review matters related to the concentration of ownership within markets even when the ownership in question is in compliance with the provisions of the Telecom Act. While the Company believes that none of its pending acquisitions or dispositions of radio stations substantially lessens competition, there can be no assurance that the Antitrust Agencies will not take a contrary position, which could delay or prevent the consummation of any or all of the Company's pending acquisitions or dispositions of radio stations or require the Company to restructure its ownership in the relevant market or markets. See "--Extensive Regulation of Radio Broadcasting."

         The Company will also require financing in order to consummate the pending acquisitions, which the Company may obtain through the issuance of securities, borrowings under the senior credit facility and proceeds from dispositions. The ability of the Company to issue certain securities or borrow under the senior credit facility will be subject to meeting certain financial tests. In addition, consummation of certain acquisitions is subject to the prior approval of the lenders under the Company's senior credit facility. There can be no assurance that the Company's existing stations, and the stations which the Company will acquire, will achieve the cash flow levels required to issue certain securities or borrow under the senior credit facility. As a result of the foregoing, there can be no assurance as to when the Company's pending acquisitions or dispositions of radio stations will be consummated or that they will be consummated at all.

RISKS ASSOCIATED WITH INTEGRATION OF THE STATIONS

         As of January 1, 1996, the Company owned and operated, provided programming to or sold advertising on behalf of 22 radio stations located in eight markets. Since that time, the number of stations has more than tripled. The Company's plans with respect to radio stations it has acquired and plans to acquire involve, to a substantial degree, strategies to increase net revenue while at the same time reducing operating expenses, as well as the implementation of a new regional management structure and a modified senior management team. Although the Company believes that its strategies are reasonable, there can be no assurance that it will be able to implement its plans without delay or that, when implemented, its efforts will result in the increased net revenues or other benefits currently anticipated by the Company. In addition, there can be no assurance that the Company will not encounter unanticipated problems or liabilities in connection with the implementation of the new management changes or the operation of the radio stations to be acquired. The integration of the newly acquired stations into the Company will require substantial attention from members of the Company's senior management, which will limit the amount of time such members have available to devote to the Company's existing operations. The Company currently anticipates realizing certain cost savings and eliminating certain non-recurring expenses as a result of the acquisitions. While management believes that such cost savings and non-recurring expense elimination are reasonably achievable, the Company's ability to achieve such cost savings and to eliminate such expenses is subject to numerous factors, many of which are beyond the Company's control. There can be no assurance that the Company will realize any such cost savings or will be able to eliminate such non-recurring expenses.

EXTENSIVE REGULATION OF RADIO BROADCASTING

         Adoption of the Telecom Act in February 1996 eliminated the national limits and liberalized the local limits on radio station ownership by a single company. However, the Antitrust Agencies are increasingly scrutinizing acquisitions of radio stations and the entering into of joint sales agreements ("JSAs") and local market agreements ("LMAs"). There can be no assurance that policy and rule-making activities of the Antitrust Agencies will not impact the Company's operations (including existing stations or markets), expansion strategy or its ability to realize the benefits that management had anticipated obtaining following the adoption of the Telecom Act.

         The radio broadcasting industry is subject to extensive regulation by the FCC. In particular, the Company's business depends on its continuing to hold, and, in connection with acquisitions of radio stations, on its obtaining prior FCC consent to assignments or transfers of control of, broadcasting station operating licenses issued by the FCC. There can be no assurance that the Company's licenses will be renewed or that the FCC will approve future acquisitions or dispositions. In addition, the number and locations of radio stations the Company may acquire is limited by FCC rules and will vary depending upon whether the interests in other radio stations or certain other media properties of certain individuals affiliated with the Company are attributable to those individuals. The issuance of shares of Class A Common Stock, including those issuable pursuant to the conversion of other securities of the Company and pursuant to all other rights, options or warrants to purchase Class A Common Stock, that would cause Robert F.X. Sillerman, a Director of the Company and the Executive Chairman of the Company, to hold directly voting stock of the Company representing less than 50% of the total voting power of the Company would require the Company to seek and obtain the consent of the FCC.

         The Congress and/or the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio broadcast stations, result in the loss of audience share and advertising revenues for the Company's radio broadcast stations, and affect the ability of the Company to acquire additional radio broadcast stations or finance such acquisitions. In particular, the FCC has outstanding a notice of proposed rulemaking that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) restricting the availability of the single majority stockholder exemption, (ii) increasing the amount of stock an investment company can own without attribution, (iii) attributing, under certain circumstances, certain interests such as non-voting stock or debt and (iv) attributing, under certain circumstances, JSAs.

SUBSTANTIAL LEVERAGE

         In connection with its acquisitions of radio stations, the Company has incurred and will incur significant amounts of indebtedness. Subject to certain restrictions contained in the Company's debt instruments and certificate of designations with respect to its preferred stock, the Company may incur additional indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes. See "--Expansion Strategy; Need for Additional Funds."

         The degree to which the Company is and may become leveraged could have material consequences to the Company and the holders of the Company's securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and dividends on capital stock and will not be available for other purposes, (iii) the agreements governing the Company's debt contain or are expected to contain restrictive financial and operating covenants, and the failure by the Company to comply with such covenants could result in an event of default under the applicable instruments, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and general economic conditions. Certain of the Company's competitors operate on a less leveraged basis, and have significantly greater operating and financial flexibility, than the Company.

         The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance, its debt and to make dividend and redemption payments on its capital stock depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the radio stations to be acquired and the integration of these stations into the Company's operations. The Company's borrowings under the senior credit facility may be at variable rates of interest, which will result in higher interest expense in the event of increases in interest rates. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount that enables the Company to service its debt, to make dividend, conversion and redemption payments and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its debt or the aggregate liquidation preference of the outstanding preferred stock prior to their maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of radio stations or otherwise for any such refinancing.

HISTORICAL LOSSES

         Although the Company had net income of $1.8 million for the year ended December 31, 1994, the Company had net losses of $6.5 (unaudited) million, $50.9 million, $4.4 million and $17.8 million for the three months ended March 31, 1997, and the years ended December 31, 1996, 1995 and 1993, respectively. Depreciation and amortization relating to past acquisitions and future acquisitions, interest expenses under the Company's debt and dividend payments will continue to affect the Company's net income (loss) in the future. There is no assurance that losses will not continue or that the Company will become profitable in the future.

CHANGE OF CONTROL

         Upon the occurrence of a change of control (as defined in the applicable document) of the Company, the holders of certain preferred stock or certain debt instruments will have the right, subject to certain conditions and restrictions, to require the Company to repurchase their securities at a price equal to 101% of the aggregate liquidation preference or the aggregate principal amount thereof, as applicable, plus accrued and unpaid dividends or interest, as applicable, to the date of repurchase. The repurchase price is payable in cash. In addition, a change of control may constitute a default under the Company's senior credit facility. If a change of control were to occur, due to the highly leveraged nature of the Company, the Company might not have the financial resources to repay all of its obligations under any indebtedness that would become payable upon the occurrence of such change of control. In addition, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules require the prior consent of the FCC to any change of control of the Company. See "--Extensive Regulation of Radio Broadcasting" and "--Substantial Leverage; Inability to Service Obligations."

EXPANSION STRATEGY; NEED FOR ADDITIONAL FUNDS

         The Company's principal growth strategy is to operate and acquire highly-ranked radio stations with attractive audience demographics in major and medium-sized markets located throughout the United States. The Company regularly explores acquisition opportunities; however, there can be no assurance that the Company will consummate any acquisitions or be able to identify stations to acquire in the future. Each acquisition will be subject to the prior approval of the FCC and certain acquisitions will be subject to the prior approval of the lenders under the Company's senior credit facility. Furthermore, as a result of the Telecom Act, future acquisitions may be subject to antitrust review by the Antitrust Agencies, even if approved by the FCC. In addition, the Company may require additional debt or equity financing to finance properties it may seek to acquire in the future. The availability of additional acquisition financing cannot be assured, and depending on the terms of such acquisitions and financings, could be restricted by the terms of certain debt instruments and preferred stock. There can be no assurance that any future acquisitions will be successfully integrated into the Company's operations or that such acquisitions will not have a material adverse effect on the Company's financial condition and results of operations. See "--Extensive Regulation of Radio Broadcasting" and "--Risks Associated with Integration of the Stations."

COMPETITION

         The radio broadcasting industry is highly competitive, and the Company's stations are located in highly competitive markets. Each of the Company's stations competes for audience share and advertising revenue directly with other FM and AM radio stations, as well as with other media, within its respective market. The financial results of each of the Company's stations are dependent to a significant degree upon its audience ratings and its share of the overall advertising revenue within the station's geographic market. The Company's audience ratings and market share are subject to change, and any adverse change in audience rating or market share in any particular market could have a material and adverse effect on the Company's net revenues. Although the Company competes with other radio stations with comparable programming formats in most of its markets, if another station in the market were to convert its programming format to a format similar to one of the Company's radio stations, if a new radio station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings or advertising revenue and could require the Company to incur increased promotional and other expenses. In addition, certain of the Company's stations compete, and in the future other stations may compete, with groups of stations in a market operated by a single operator. As a result of the Telecom Act, the radio broadcasting industry has become increasingly consolidated, resulting in the existence of radio broadcasting companies which are significantly larger, with greater financial resources, than the Company. Furthermore, the Telecom Act will permit other radio broadcasting companies to enter the markets in which the Company operates or may operate in the future. Although the Company believes that each of its stations is able to compete effectively in its market, there can be no assurance that any of the Company's stations will be able to maintain or increase its current audience ratings and advertising revenue market share. The Company's stations also compete with other advertising media such as newspapers, television, magazines, billboard advertising, transit advertising and direct mail advertising. Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting. The Company cannot predict the effect, if any, that any of these new technologies may have on the radio broadcasting industry.

DEPENDENCE ON ECONOMIC FACTORS

         Because the Company derives substantially all of its revenue from the sale of advertising time, economic conditions that affect advertisers may adversely affect its revenues. In particular, because approximately 75% of the Company's revenue has generally been derived from local advertisers, operating results in individual geographic markets will be adversely affected by local or regional economic downturns. These economic downturns might adversely impact the Company's financial condition and results of operations. In addition, other factors may affect radio stations' revenues, such as: (i) the popularity of programming, including programming such as sports programming where the Company makes long-term commitments; (ii) regulatory restrictions on types of programming or advertising; (iii) competition within national, regional or local markets from programming on other stations or from other media; (iv) loss of market share to other technologies; and (v) challenges to license renewals.

CONTROL BY MANAGEMENT

         As of April 15, 1997, Robert F.X. Sillerman, a Director of the Company and the Company's Executive Chairman, may be deemed to be the beneficial owner of approximately 56.0% of the combined voting power of the Company, and Mr. Sillerman and other members of the Company's management may be deemed to be the beneficial owners of approximately 57.7% of the combined voting power of the Company.

         The Class A Common Stock has one vote per share on all matters, whereas the Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), has ten votes per share except in certain matters. Accordingly, management currently is able to control the vote on all matters except (i) in the election of directors, with respect to which the holders of the Class A Common Stock are entitled to elect, by a class vote, two sevenths (2/7) of the

Company's directors (or if such number of directors is not a whole number, the next higher whole number), (ii) in connection with any proposed "going private" transaction between the Company and Mr. Sillerman or his affiliates, with respect to which the holders of the Class A Common Stock and the Class B Common Stock vote as a single class, with each share of Class A Common Stock and of Class B Common Stock entitled to one vote per share and (iii) as otherwise provided by law. In addition, if dividends on the 6.5% Series D Cumulative Convertible Exchangeable Preferred Stock due May 31, 2007 ("Series D Preferred Stock") or the 12.625% Series E Cumulative Exchangeable Preferred Stock (the "Series E Preferred Stock") are unpaid in an aggregate amount equal to six full quarterly dividends and in certain other circumstances, the holders of the series of preferred stock on which dividends are unpaid will be entitled to elect two additional members of the Board of Directors of the Company. The control of the Company by management may have the effect of discouraging certain types of change-of-control transactions, including transactions in which the holders of capital stock of the Company might otherwise receive a premium for their shares over the then-current market price.
See "Description of Common Stock."

POTENTIAL CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES

         Mr. Sillerman and other members of the Company's management have direct and indirect investments and interests in Triathlon Broadcasting Company ("Triathlon"), a publicly-traded company, which owns and operates radio stations, including stations that are in the same market as certain of the Company's radio stations. These investments and interests (and any similar investments and interests in the future) may give rise to certain conflicts of interest as well as to potential attribution under FCC rules or invocation of the FCC's cross-interest policy, which could restrict the Company's ability to acquire radio stations in certain markets. See "--Extensive Regulation of Radio Broadcasting." Pursuant to a consulting and marketing agreement with Triathlon, The Sillerman Companies, Inc. ("TSC"), an affiliate of Mr. Sillerman and Howard J. Tytel, a Director of the Company and an Executive Vice President of the Company, is obligated to offer to Triathlon any radio broadcasting opportunities that come to its attention in medium and small markets located west of the Mississippi River. The Company does not intend to pursue acquisitions in the medium and small markets in the Midwest and Western regions of the United States on which Triathlon primarily focuses, except for radio stations owned by the Company in the Wichita, Kansas market, a market in which Triathlon has radio station ownership interests. On April 15, 1996, the Company was assigned the rights to receive fees for consulting and marketing services payable by Triathlon, except for fees relating to certain transactions pending at the date of such agreement, and the Company terminated an arrangement pursuant to which TSC's contractual predecessor, Sillerman Communications Management Corporation ("SCMC"), performed financial consulting services for the Company.

         SCMC has acted from time to time as the Company's financial advisor since the Company's inception. SCMC and TSC are controlled by Mr. Sillerman, and Messrs. Sillerman and Tytel are officers and directors of SCMC and TSC. TSC acts in similar capacities for Triathlon, which may seek to participate in business opportunities which may be suitable for the Company.

RELIANCE ON KEY PERSONNEL

         The Company's business is dependent to a significant extent upon the performance of certain key individuals, including Mr. Sillerman, Michael G. Ferrel, a Director of the Company and the Company's Chief Executive Officer, and D. Geoffrey Armstrong, a Director of the Company and an Executive Vice President of the Company. The Company has entered into a five-year employment agreement with Mr. Sillerman, effective as of January 1997, a five-year employment agreement with Mr. Ferrel, effective as of November 1996, and a five-year employment agreement with Mr. Armstrong, effective as of April 1995. There can be no assurance that the services of Messrs. Sillerman, Ferrel or Armstrong will continue to be provided for the term of such agreements. Pursuant to Mr. Armstrong's employment agreement, he has the right to terminate the agreement under certain circumstances, and, in connection with such termination, to receive substantial payments. Messrs. Sillerman's and Armstrong's employment agreements require that they devote substantially all of their business time to the business and affairs of the Company, except that Mr. Sillerman's agreement permits him to fulfill his obligations as a director and officer of companies in which he served in such capacities as of the date of his employment agreement and to devote a portion of his business time to personal, non-broadcast investments or commitments or to certain broadcast investments. The loss of the services of Messrs. Sillerman, Armstrong or Ferrel could have a material adverse effect on the Company.

         In addition, the Company has entered into employment agreements with certain of the high-profile on-air personalities. However, there can be no assurance that the Company will be able to retain any of these employees or prevent them from competing with the Company in the event of their departure.

NO TRANSFER OF CAPITAL STOCK TO ALIENS

         The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act and the rules of the FCC to prohibit ownership of more than 25% of the Company's outstanding capital stock, or more than 25% of the voting rights it represents (this percentage, however, is 20% in the case of those subsidiaries of the Company that are direct holders of FCC licenses), by or for the account of non-U.S. citizens or their representatives or a foreign government or a representative thereof or a corporation organized under the laws of a foreign country ("Aliens") or corporations otherwise subject to domination or control by Aliens. This restriction is in accordance with the Communications Act and the rules of the FCC, which prohibit ownership of more than 25% of the Company's outstanding capital stock, or more than 25% (20% in the case of subsidiaries of the Company that directly hold FCC licenses) of the voting rights it represents, by Aliens. As of June 18, 1997, based upon reports filed with the Commission, the Company believes that there are 1,071,429 shares of Class A Common Stock held by Nomura Holdings America, Inc. ("Nomura"), representing 12.8% of the outstanding shares of Class A Common Stock and 5.6% of the combined voting power of the Company. Because a substantial portion of the common stock of Nomura is owned and voted by Aliens, the Company, in order to comply with the requirements of the Communications Act and the rules and regulations of the FCC promulgated thereunder, may decide not to permit or recognize any issuance or transfer of its common stock to an Alien. Failure to comply with these rules and regulations could result in the imposition of penalties on the Company. This restriction on transfers to Aliens may adversely affect the market for the Company's securities. In addition, the Certificate of Incorporation provides that shares of capital stock of the Company determined by the Board of Directors to be owned beneficially by an Alien will always be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with the alien ownership restrictions of the Communications Act and the FCC rules and regulations.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

         The Company has not paid any dividends on its Common Stock since its inception in 1992 and does not anticipate that it will pay any dividends on its Common Stock in the foreseeable future. Earnings, if any, will be retained by the Company to fund its growth. Certain of the Company's debt instruments and certificates of designations with respect to its preferred stock include covenants restricting the Company's ability to pay dividends or to make certain other distributions to stockholders. The Company is a holding company, substantially all of the operations of which are conducted through subsidiaries. The ability of such subsidiaries to pay dividends is subject to applicable state law and certain other restrictions.

MARKET RISK WITH RESPECT TO COMMON STOCK; CERTAIN INVESTMENT LIMITATIONS

         The shares of Class A Common Stock are quoted on the Nasdaq National Market. However, the prices at which the shares of Class A Common Stock trade may depend upon many factors, including markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Company. No assurance can be given that a holder of the shares of Class A Common Stock of the Company will be able to sell such shares at any particular price. Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the shares of Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE AND POSSIBLE ADVERSE EFFECT THEREOF

         As of April 15, 1997 there were approximately 8,773,934 shares on Class A Common Stock and approximately 1,047,037 shares of Class B Common Stock of the Company issued and outstanding. Of these outstanding shares, approximately 1,559,053 shares of Class A Common Stock and approximately 856,126 shares of Class B Common Stock are "Restricted Securities," as that term is defined in Rule 144 promulgated under the Securities Act. Of such shares, the Company believes that 1,281,897 shares of Class A Common Stock and the 856,126 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock are currently eligible for sale in the open market under Rule 144 (subject to the limitations set forth therein). In addition, the shares of Class A Common Stock held by Nomura have one demand and certain piggy-back registration rights which expire on October 7, 2000. Approximately 77,944 shares of Class A Common Stock (including shares of Class
A Common Stock issuable upon the exercise of options and warrants) and approximately 208,810 shares of Class B Common Stock issued in an acquisition by the Company which was consummated in November 1996 are subject to restrictions on resale under Rule 145 ("Rule 145") promulgated under the Securities Act. In addition, each of the 2,990,000 outstanding shares of Series D Preferred Stock is convertible at the option of the holder thereof into
1.0987 shares of Class A Common Stock (subject to adjustments in certain events) at any time prior to the close of business on May 31, 2007, the maturity date of the Series D Preferred Stock. The Company has filed a registration statement with the Commission with respect to the resale by the holders thereof of the shares of Series D Preferred Stock, the shares of Class
A Common Stock issuable upon conversion thereof and the Exchange Notes issuable upon the exchange thereof. Such registration statement was declared effective in July 1996. The sale, or availability for sale, of substantial amounts of shares of stock of the Company in the public market pursuant to Rule 144, Rule 145 or otherwise could adversely affect the prevailing market price of the shares of Class A Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities.

POSSIBLE ADVERSE IMPACT OF AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK AND DELAWARE LAW

         The Company has 100,000,000 shares of Class A Common Stock, 10,000,000 shares-of Class B Common Stock, 1,200,000 shares of Class C Common Stock, par value $.01 per share (the "Class C Common Stock"), and 10,010,000 shares of preferred stock, par value $.01 per share, authorized, of which approximately 8,773,934 shares of Class A Common Stock, 1,047,037 shares of Class B Common Stock, no shares of Class C Common Stock and 5,243,000 shares of preferred stock are outstanding as of April 15, 1997. Pursuant to the Certificate of Incorporation, the unissued shares of preferred stock shall have such designations, rights and preferences as may be determined from time to time by the Board of Directors of the Company. Accordingly, the Board of Directors of the Company is empowered, without stockholder approval, to issue stock preferred stock with liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the then outstanding shares of stock of the Company. In addition, the Board of Directors of the Company may authorize the issuance of substantial amounts of shares of common or preferred stock, as a financing technique or otherwise, the effect of which would be to dilute the economic and voting rights of existing stockholders and might adversely affect the prices at which the shares of Class A Common Stock trade. The Board of Directors of the Company could use the issuance of additional shares of capital stock of the Company as a method of discouraging, delaying or preventing a change in control of the Company.

         The Company is subject to the "business combination" statute of
Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," with certain specified exceptions. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, owned) 15% or more of the corporation's voting stock. The effect of Section 203 of the DGCL may be to make it more difficult to effect a change in control of the Company.


                          DESCRIPTION OF COMMON STOCK

         The Company is authorized to issue 100,000,000 shares of Class A Stock, 10,000,000 shares of Class B Common Stock and 1,200,000 shares of Class C Common Stock (collectively, the "SFX Common Stock"). In addition, the Company is authorized to issue shares of preferred stock. See "Risk Factors--Possible Adverse Impact of Authorized but Unissued Shares of Capital Stock and Delaware Law."

         DIVIDENDS. Holders of shares of SFX Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of SFX Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of SFX Common Stock. In the case of any stock dividend, holders of shares of Class A Common Stock of the Company are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of shares of Class B Common Stock (payable in shares of Class B Common Stock) and shares of Class C Common Stock (payable in shares of Class C Common Stock). The payment of dividends is limited by certain agreements to which the Company is a party and is expected to be limited by other indebtedness which may be incurred in the future.

         VOTING RIGHTS. Holders of shares of Class A Common Stock and shares of Class B Common Stock of the Company vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) for the election of directors, (ii) with respect to any "going private" transaction between the Company and Mr. Sillerman or any of his affiliates and (iii) as otherwise provided by law. The holders of shares of Class C Common Stock have no voting rights except as otherwise provided by law

         In the election of directors, the holders of shares of Class A Common Stock of the Company, voting as a separate class, are entitled to elect two-sevenths (2/7ths) of the Company's directors (or, if such number of directors is not a whole number, the next higher whole number). The holders of Class A Common Stock of the Company are currently entitled to elect three of the Company's nine directors. Any person nominated by the Board of Directors for election by the holders of shares of Class A Common Stock as a director of the Company must be qualified to be an "Independent Director," as such term is used in the Certificate of Incorporation. In general, an Independent Director is a director who is not (i) an officer, employee or affiliate of the Company or any of its subsidiaries or any affiliate of Mr. Sillerman, (ii) an affiliate of Mr. Sillerman or (iii) an individual having a relationship with the Company which, in the opinion of the Board of Directors, would interfere with such person's exercise of independent judgment in carrying out the responsibilities of a director. In the event of the death, removal or resignation of a director elected by the holders of shares of Class A Common Stock prior to the expiration of his term, the vacancy on the Board of Directors created thereby may be filled by a person appointed by a majority of the directors then in office, although less than a quorum Any person appointed to fill any such vacancy must, however, be qualified to be an Independent Director. The holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock of the Company, voting as a single class, with each share of Class A Common Stock entitled to one vote and each shares of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. The holders of Class A Common Stock or Class B Common Stock of the Company are not entitled to cumulative votes in the election of directors.

         Each of Mr. Sillerman and SCMC has agreed to abstain, and has agreed to cause each of his and its respective affiliated transferees to abstain, from voting in any election of directors elected by the shares of Class A Common Stock voting separately as a class.

         The holders of shares of Class A Common Stock and Class B Common Stock vote as a single class with respect to any proposed "going private" transaction with Mr. Sillerman or any of is affiliates, with each share of Class A Common Stock and each share of Class B Common Stock entitled to one vote.

         Under Delaware law, the affirmative vote of the holders of a majority outstanding shares of any class of SFX Common Stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of SFX Common Stock.

         LIQUIDATION RIGHTS. Upon the liquidation, dissolution, or winding-up of the Company, the holders of shares of SFX Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors.

         OTHER PROVISIONS. Each share of Class B Common Stock of the Company is convertible, subject to compliance with FCC rules and regulations, at the option of its holder, into one share of Class A Common Stock of the Company at any time. Each share of Class B Common Stock and each share of Class C Common Stock converts automatically into one share of Class A Common Stock upon its sale or other transfer to a party not affiliated with the Company, subject to compliance with FCC rules and regulations. The holders of SFX Common Stock are not entitled to preemptive or subscription rights. The shares of SFX Common Stock presently outstanding are validly issued, fully-paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of shares of Class A Common Stocks, Class B Common Stock and Class Common Stock must be identical, except that in any such transaction in which shares of common stock are distributed to the stockholders of the Company, such shares may differ as to voting rights to the extent that voting rights now differ among the classes of SFX Common Stock. No class of SFX Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of SFX Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.


                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from sales of the Offered Stock. See "Selling Stockholders" for a list of those persons who will receive the proceeds from such sales.


                              SELLING STOCKHOLDERS

         This Prospectus covers the offer and sale by each of the Selling Stockholders of the shares of Common Stock set forth in the table below. Sunshine received 62,792 shares of Class A Common Stock in the Acquisition, and subsequently transferred those shares to the Selling Stockholders, who constituted all of the stockholders of Sunshine. In the Purchase Agreement, the Company agreed that it would cause to be registered under the Securities Act the resale of the Common Stock received by Sunshine in the Acquisition.

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock which each Selling Stockholder owns, the number of shares of Common Stock which may be offered for resale hereunder and the percent of outstanding shares of Common Stock each Selling Stockholder owned prior to the offering to which this Prospectus relates. Since the Selling Stockholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of the Common Stock that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.


                                                                  PERCENT OF
                                                                  OUTSTANDING
                                NUMBER OF       NUMBER OF           SHARES
                                  SHARES          SHARES         PRIOR TO THIS
SELLING STOCKHOLDER               OWNED       OFFERED HEREBY      OFFERING(1)
-------------------               -----       --------------      -----------

P. David Lucas                    31,396          31,396               *
Steven P. Sybesma                 31,396          31,396               *

-------------------
 *   Less than 1% of the outstanding Common Stock.
(1)  Based on 8,773,934 shares of Common Stock outstanding on April 15, 1997.


         The Selling Stockholders, or their permitted transferees, pledgees, donees or other permitted successors in interest, may sell up to all of the shares of the Common Stock shown above under the heading "Number of Shares Offered Hereby" pursuant to this Prospectus in one of more transactions from time to time as described below under "Plan of Distribution."

         Except as set forth in this paragraph, none of the Selling Stockholders has had a material relationship with the Company or any of its affiliates or predecessors during the past three years. The Selling Stockholders were stockholders, officers and directors of Sunshine prior to the Acquisition, and the Selling Stockholders controlled one corporation and four partnerships which, simultaneously with the consummation of the Acquisition, sold assets to entities other than the Buyer which are wholly-owned by the Company. In addition, each of the Selling Stockholders has entered into a five-year employment agreement with a wholly-owned subsidiary of the Company, SFX Broadcasting of the Midwest, Inc. ("Midwest"). Pursuant to such employment agreements, Mr. Lucas will serve as the Chief Executive Officer of Midwest and Mr. Sybesma will serve as the Chief Operating Officer of Midwest.

                              PLAN OF DISTRIBUTION

         Each of the Selling Stockholders may sell his shares of Offered Stock directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place through the Nasdaq National Market or any national securities exchange on which the Offered Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or in accordance with Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. Sales of the Offered Stock may be effected to cover previous short sales of Common Stock.

         The Selling Stockholders may effect transactions by selling the Offered Stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or negotiated discounts, concessions or commissions from the Selling Stockholders.

         The aggregate proceeds to the Selling Stockholders from the sale of the Offered Stock will be the purchase price of the Offered Stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         Each Selling Stockholder and any other person participating in a distribution of Offered Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of Offered Stock by, Selling Stockholders and other persons participating in a distribution of Offered Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

         To the extent required, the specific shares of the Offered Stock to be sold, the names of the Selling Stockholders, the purchase price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.


                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Baker & McKenzie, New York, New York. Howard J. Tytel, who has an equity interest in and is an executive officer and a Director of the Company, is Of Counsel to Baker & McKenzie. Fisher Wayland Cooper Leader & Zaragoza LLP, Washington D.C, has represented the Company with respect to legal matters under the Communications Act and the rules and regulations promulgated thereunder by the FCC.


                                    EXPERTS

         The consolidated financial statements and schedule of the Company and its subsidiaries appearing in SFX Boardcasting, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The combined balance sheets of The Secret Stations: Indianapolis, Indiana, and Pittsburgh, Pennsylvania as of June 30,1996, and the related combined statements of operations and cash flows for the year then ended, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following sets forth the best estimate of the Company as to its anticipated expenses and costs expected to be incurred in connection with the issuance and distribution of the securities registered hereby (except for the Commission registration fee and the Nasdaq listing fee, all amounts are estimates):


         Commission registration fee.......................       $   668
         Nasdaq listing fee................................         2,000
         Printing expenses.................................         1,000
         Legal fees and expenses...........................        10,000
         Miscellaneous.....................................         1,332
                                                                  -------
              Total........................................       $15,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under similar conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

         The Certificate of Incorporation of the Company provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is, was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         The Bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is, was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

         The Company's Bylaws state that, to the extent that a director or officer of the Company shall be successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith.

         The Bylaws further provide that any indemnification (unless ordered by a court) shall be paid by the Company as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the Bylaws unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in the Bylaws. Such determination shall be made (i) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         The Company's Bylaws further require that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in the Bylaws.

         The Bylaws require the Board of Directors of the Company to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Bylaws, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

         The Bylaws also provide that the indemnification and advancement of expenses provided by, or granted pursuant to, the Bylaws shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, heirs, executors and administrators of such person.

ITEM 16. EXHIBITS.

         5.1      Opinion of Baker & McKenzie.*

         23.1     Consent of Baker & McKenzie (included in Exhibit 5.1).

         23.2     Consent of Ernst & Young LLP.

         23.3     Consent of Arthur Andersen LLP.

         23.4     Consent of Fisher Wayland Cooper Leader & Zaragoza LLP.

         23.5     Consent of BIA Research Incorporated.

         24.1     Powers of Attorney (included on page II-5).

--------------
*  To be filed by amendment.


ITEM 17. UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
              Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                   Statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) to reflect in the Prospectus any facts of events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                   (iii) to include any material information with respect to
                         the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                   provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of June, 1997.


                                            SFX BROADCASTING, INC.


                                            By: /s/ Robert F.X. Sillerman
                                                -------------------------------
                                                Name:  Robert F.X. Sillerman
                                                Title: Executive Chairman

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby appoints Robert F.X. Sillerman or Howard J. Tytel as his attorney-in-fact to sign on his behalf, individually and in the capacities stated below, and to file (i) any and all amendments and post-effective amendments to this Registration Statement and (ii) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which amendment or amendments or registration statement may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

         Signature                                 Title                             Date
         ---------                                 -----                             ----
/s/ Robert F.X. Sillerman            Executive Chairman and Director             June 20, 1997
-----------------------------           (principal executive officer)
    Robert F.X. Sillerman

/s/ Michael G. Ferrel                Chief Executive Officer and Director        June 20, 1997
-----------------------------
    Michael G. Ferrel

/s/ D. Geoffrey Armstrong            Chief Operating Officer, Executive          June 20, 1997
-----------------------------           Vice President and Director
    D. Geoffrey Armstrong

/s/ Thomas P. Benson                 Chief Financial Officer, Treasurer          June 20, 1997
-----------------------------           and Director (principal financial
    Thomas P. Benson                    and accounting officer)

                                     Executive Vice President, Secretary         June __, 1997
-----------------------------           and Director
    Howard J. Tytel

                                     Director                                    June __, 1997
-----------------------------
    James F. O'Grady, Jr.

/s/ Paul Kramer                      Director                                    June 20, 1997
-----------------------------
    Paul Kramer

                                     Director                                    June __, 1997
-----------------------------
    Richard A. Liese

/s/ Edward F. Dugan                  Director                                    June 18, 1997
-----------------------------
    Edward F. Dugan